Exhibit 23.2

New York Office 7 Penn Plaza, Suite 830 New York, NY 10001 T 212.279.7900

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of TradeUP Global Corporation on Amendment No.5 to Form F-4 (File No. 333-260418) of our report dated October 15, 2021, with respect to our audits of the consolidated financial statements of SAITECH Limited as of December 31, 2019 and 2020, and for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, which report appears in the Prospectus/Proxy Statement, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus /Proxy Statement.

/s/Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

March 22, 2022

www.marcumbp.com